Exhibit 10.3

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of this 14th day of December, 2007, is between First Federal Bancshares of Arkansas, Inc., a Texas chartered corporation (the “Corporation”), First Federal Bank, a federally chartered savings bank and a wholly owned subsidiary of the Corporation (the “Bank”), and                      (the “Executive”) (the “Amended and Restated Agreement”).

WITNESSETH

WHEREAS, the Employers desire to amend the Amended and Restated Agreement in order to make changes to comply with certain executive compensation restrictions imposed on the Corporation in connection with its participation in the Capital Purchase Program (“CPP”) of the U.S. Department of Treasury’s (the “Treasury”) Troubled Asset Relief Program and specifically Section 111 of the Emergency Economic Stabilization Act of 2008 (the “EESA”), as amended by Section 7001 of the American Recovery and Reinvestment Act of 2009 (the “ARRA”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.                           Section 20 of the Amended and Restated Agreement shall become Section 21 and the following new Section 20 added

                        20.                               Compliance with the Troubled Asset Relief Program (“TARP”)

                        (i)                                  Notwithstanding any provision to the contrary herein, during the period that any obligation arising from financial assistance provided to the Corporation under the TARP remains outstanding pursuant to the TARP Capital Purchase Program (“CPP”) (excluding any period in which the Federal Government only holds warrants to purchase common stock of the Corporation), Executive will not receive and will not be entitled to receive any payment or compensation pursuant to this Agreement if the receipt of such payment or compensation alone or when added to any other payment or compensation received or to be received by Executive from the Corporation would cause Executive to receive a “golden parachute payment” within the meaning of Section 111 of the Emergency Economic Stabilization Act of 2008 (the “EESA”), as amended by Section 7001 of the American Recovery and Reinvestment Act of 2009 (the “ARRA”) or any of the rules and regulations promulgated under the EESA or ARRA. The Corporation and the Bank shall retain the exclusive and final authority, without the consent of Executive, to cancel, reduce or otherwise eliminate any compensation or other payments pursuant to this Agreement, including without limitation any payments pursuant to Sections 3 and 5 hereof, so as to comply with the EESA, as amended by ARRA and the rules and regulations promulgated thereby, as then in effect. Any compensation or other payments canceled, reduced or eliminated pursuant to the preceding sentence, will be forever forfeited by Executive and [he] shall not be entitled to or have any claim against the Corporation and/or the Bank to receive such payments at anytime.

                        (ii)                              Notwithstanding any provision to the contrary herein, Executive shall make prompt and immediate repayment to the Corporation or the Bank, as the case may be, of the full amount of any payment made or credited to Executive under this Agreement during the period that any obligation arising from financial assistance provided to the Corporation under the TARP remains outstanding pursuant to the CPP (excluding any period in which the Federal Government only holds warrants to purchase common stock of the Corporation) or any  other TARP program involving the Corporation and/or the Bank where such entity received financial assistance provided under TARP, if such compensation or other payment(s) are determined at any time by the Corporation and/or the Bank or their federal bank regulator to have been: (i) calculated or based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria or (ii) compensation or payments that are incentive, retention or bonus compensation that is not permitted by EESA, as amended by ARRA or the rules and regulations promulgated thereunder. The Corporation shall retain the exclusive and final authority as to all such determinations under this subparagraph (ii), so as to ensure compliance with applicable requirements of EESA, as amended by ARRA and the rules and regulations as are promulgated thereby, as then in effect. Any compensation or other payments returned to the Corporation or the Bank pursuant to the preceding sentence shall be forever forfeited by Executive and [he] shall not be entitled to or have any claim against the Corporation and/or the Bank for repayment or return of any such amounts repaid by Executive at anytime.

2.                                       Entire Agreement and Waiver.  The Amended and Restated Agreement, as amended by this First Amendment constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter of the Amended and Restated Agreement.

3.                                       Conflict of Terms.  In the event of a conflict or inconsistency between the terms, conditions and provisions of the Amended and Restated Agreement and those of this First Amendment, the terms, conditions and provisions of this First Amendment shall control and govern the rights and obligations of the Parties.

4.                                       Ratification.  Except to the extent amended hereby or inconsistent herewith, all of the terms, conditions and provisions of the Amended and Restated Agreement shall remain in full force and effect, and the Parties hereby acknowledge and confirm that the same are in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the date first above written.

Attest:	FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

Attest:	FIRST FEDERAL BANK

EXECUTIVE